Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

August 31, 2007

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117

          Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to St. Jude Medical, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $1,200,000,000 aggregate principal amount of the Company’s 1.22% Convertible Senior Debentures Due 2008 (the “Debentures”) and (ii) 23,052,120 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company issuable upon conversion of the Debentures, plus such indeterminate number of shares of Common Stock as may become issuable as a result of antidilution adjustments (the “Underlying Securities”). The Debentures were issued under an indenture dated as of April 25, 2007 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee. The Debentures and the Underlying Securities are to be offered and sold by certain securityholders of the Company.

          We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that:

          1.     The Debentures constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2.     The Underlying Securities have been duly authorized and reserved for issuance upon conversion of the Debentures by all necessary corporate action and such Underlying Securities, when issued upon conversion in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

          The opinions set forth above are subject to the following qualifications and exceptions:

St. Jude Medical, Inc.
August 31, 2007

          (a)     Such opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights. Without limiting the generality of the foregoing, the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the tribunal before which any request for such remedies may be brought.

          (b)     Such opinions are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (c)     Such opinions are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

          (d)     Minnesota Statutes §290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinions may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

          (e)     We express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

(f) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

          Our opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

          We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Securities” contained in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dorsey & Whitney LLP

GLT/JBA